U.S. Securities and Exchange Commission

                                           Washington, D.C.

                                                FORM 3

                        INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act or 1935 or Section 30(f) of the Investment Company Act of 1940.


1.  Name and Address of Reporting Person

    OTR - Nominee Name for The State Teachers Retirement Board of Ohio
    275 East Broad Street
    Columbus, Ohio  43215
________________________________________________________________________________

2.  Date of Event Requiring Statement

    01/31/2000
________________________________________________________________________________

3.  IRS or Social Security Number of Reporting Person

    31-1312155
________________________________________________________________________________

4.  Issuer Name and Ticker or Trading Symbol

    SOUTHERN AFRICA FUND INC (SOA.N)
________________________________________________________________________________

5.  Relationship of Reporting Person to Issuer

    10% Owner
________________________________________________________________________________

6.  If Amendment, Date of Original

    N/A
________________________________________________________________________________



TABLE 1
________________________________________________________________________________

1.  Title of Security

    CTRY
________________________________________________________________________________

2.  Amount of Securities Beneficially Owned

    862214
________________________________________________________________________________

3.  Ownership Form:  Direct (D) or Indirect (I)

    D
________________________________________________________________________________

4.  Nature of Direct Beneficial Ownership

    The securities above were acquired in the ordinary course of business and were not acquired for the purpose or, and do not have the effect of, changing or influencing the control of the issuer of such securities, and were not acquired in connection with, or as a participant in, any transaction having such purposes or effect.
________________________________________________________________________________

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATED:     01/31/2000

OTR - Nominee Name for The State Teachers Retirement Board of Ohio 275 East Broad Street
Columbus, Ohio  43215
STEPHEN A. MITCHELL
/s/Stephen A. Mitchell
 ...........................................
Stephen A. Mitchell
Deputy Executive Director, Investments
614-227-4003